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                                                                    EXHIBIT 99.1

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

Board of Directors
Umpqua Holdings Corporation
200 SW Market Street, Suite 1900

Members of the Board of Directors:

      We hereby consent to the inclusion of our opinion letter dated
September 25, 2002 to the Board of Directors of Umpqua Holdings Corporation ("Umpqua") as Appendix III to the Proxy Statement/Prospectus of Umpqua and Centennial Bancorp relating to the proposed merger transaction involving Umpqua and Centennial, and references thereto in such Proxy Statement/Prospectus under the caption "BACKGROUND OF AND REASONS FOR THE MERGER--Opinion of Umpqua's Financial Advisor."

      In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Portland, Oregon
September 27, 2002

By:   /s/  Wells Fargo Securities, LLC
      --------------------------------
      Wells Fargo Securities, LLC